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                         PROSPECTUS SUPPLEMENT
                         (To Prospectus dated February 27, 2003)


Partial Principal Protected Notes
UBS AG $3,500,000 NOTES LINKED TO AN INDEX BASKET DUE AUGUST 11, 2010

Issuer:                  UBS AG

Maturity Date:           August 11, 2010 (investment term of 5 years).

No Interest Payments:    We will not pay you interest during the term of the
                         Notes.

Index Basket:            The Index Basket (the "Basket") will be composed of
                         three indices (the "Basket Indices"). The Basket
                         Indices and their weightings in the Basket are as follows:

                         BASKET INDEX                                                  WEIGHT
                         --------------------------------------------------------------------
                         FTSE/Xinhua China 25 Index(TM) ("China 25 Index") ............33.34%
                         KOSPI(TM) Korea Composite Index ("KOSPI Index") ..............33.33%
                         Nikkei(R) 225 Index ("Nikkei Index") .........................33.33%

Payment at Maturity:     At maturity, you will receive a cash payment per $10
                         principal amount of the Notes based on the Basket
                         Return.

                         o If the Basket Return is positive, you will receive your principal plus an additional payment equal to 114% of the Basket Return.

                         o If the Basket Return is between 0% and -20%, you will receive $10.

                         o If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

                         See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-29.

Basket Return:           Basket Ending Level - Basket Starting Level
                         -------------------------------------------
                                    Basket Starting Level

Basket Starting Level:   100

Basket Ending Level:     The Basket Ending Level will be calculated as follows:
                         100 x (1 + (33.34% of the China 25 Index Return +
                         33.33% of the KOSPI Index Return + 33.33% of the Nikkei
                         Index Return))

                         THE RETURN ON ANY BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT, YOU MAY LOSE SOME OF YOUR INVESTMENT.

No Listing:              The Notes will not be listed or displayed on any
                         securities exchange, the Nasdaq National Market System or any electronic communications network.

Booking Branch:          UBS AG, Jersey Branch

CUSIP Number:            G9213K821

SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                        Price to       Underwriting      Proceeds to
                         Public          Discount          UBS AG
Per Note ...........      100%              2%               98%
Total ..............   $3,500,000         $70,000        $3,430,000


UBS INVESTMENT BANK                UBS FINANCIAL SERVICES INC.        [UBS LOGO]

Prospectus Supplement dated August 4, 2005

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Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Partial Principal Protected Notes (the "Notes") are medium-term notes issued by UBS, offering principal protection for a decline of up to 20% in the Index Basket (the "Basket") and 114% participation in any appreciation of the Basket. The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of three indices (each a "Basket Index" and together, the "Basket Indices").

The Basket Indices and their relative weightings are set forth below:

            BASKET INDEX                                                  WEIGHT
            --------------------------------------------------------------------
            FTSE/Xinhua China 25 Index(TM) ("China 25 Index") ............33.34%
            KOSPI(TM) Korea Composite Index ("KOSPI Index") ..............33.33%
            Nikkei(R) 225 Index ("Nikkei Index") .........................33.33%

The relative weights of the Basket Indices will not change over the term of the Notes.

The China 25 Index is a real-time index calculated and published by FTSE Xinhua Index Limited, comprising 25 of the largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange. The China 25 Index is reported by Bloomberg L.P. under the ticker symbol "FXTID."

The KOSPI Index is a comprehensive top-down and market capitalization-weighted index, calculated and reported by the Korea Stock Exchange (KSE), composed of all shares listed on the KSE. The KOSPI Index is reported by Bloomberg L.P. under the ticker symbol "KOSPI."

The Nikkei Index is a price-weighted stock index calculated, published and disseminated by Nihon Keizar Shimbun, Inc. that measures the composite price performance of 225 Japanese stocks currently trading on the Tokyo Stock Exchange. The Nikkei Index is reported by Bloomberg L.P. under ticker symbol "NKY." For further information concerning the Basket Indices, see "The Indices" on page S-15.

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 114% of the Basket Return.

>    If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

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We will not pay you interest during the term of the Notes.

The "Basket Return," which may be positive or negative, will be calculated as follows:

           Basket Return = Basket Ending Level - Basket Starting Level
                           -------------------------------------------
                                      Basket Starting Level

The "Basket Starting Level" is 100 and the "Basket Ending Level" will be calculated as follows:

  100 x (1 + (33.34% of the China 25 Index Return + 33.33% of the KOSPI Index
                  Return + 33.33% of the Nikkei Index Return))

The return on each Basket Index over the term of the Notes will be based on the appreciation or depreciation in the level of the respective Basket Index on August 4, 2005 (the "trade date") relative to August 4, 2010 ("the final valuation date"). The closing level of the China 25 Index on the trade date was 9315.86. The closing level of the KOSPI Index on the trade date was 1111.39. The closing level of the Nikkei Index on the trade date was 11883.31.

For further information concerning the calculation of the return on each Basket Index and of the payment at maturity, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-29.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for 114% participation in the potential appreciation in the level of the Basket from the trade date relative to the final valuation date. You will receive 114% of any Basket gains at maturity.

> PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline of up to 20% in the Basket. If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%.

> MINIMUM INVESTMENT--Your minimum investment is 10,000 Notes at a principal amount of $10.00 per Note. Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-9.

> AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BASKET IN EXCESS OF 20%--If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Basket of up to 20%.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Basket Indices, and will depend on whether, and the extent to which, the Basket Return is positive or negative.

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> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the China 25 Index (the "China 25 Index Constituent Stocks"), the KOSPI Index (the "KOSPI Index Constituent Stocks"), or the Nikkei Index (the "Nikkei Index Constituent Stocks," and together with the China 25 Index Constituent Stocks and the KOSPI Index Constituent Stocks, the "Basket Constituent Stocks").

> NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES--The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the Basket Constituent Stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in payment at maturity.

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Basket Indices.

> You seek an investment that offers partial principal protection when the Notes are held to maturity.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You do not seek an investment with exposure to any of China, Hong Kong, Korea or Japan.

>    You are unable or unwilling to hold the Notes to maturity.

>    You seek an investment that is 100% principal protected.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investments.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash settled forward contract with respect to the Basket Indices. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you will generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally will be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-37.

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WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE CHINA 25 INDEX RETURN, THE KOSPI INDEX RETURN AND THE NIKKEI INDEX RETURN.

The "China 25 Index Return" is calculated based on the level of the China 25 Index on the trade date relative to the final valuation date and is calculated as follows:

China 25 Index Return = China 25 Index Ending Level - China 25 Index Starting Level
                        ----------------------------------------------------------
                                      China 25 Index Starting Level

where the China 25 Index Starting Level is 9315.86 and the China 25 Index Ending Level will be the closing level of the China 25 Index on the final valuation date.

The "KOSPI Index Return" is calculated based on the level of the KOSPI Index on the trade date relative to the final valuation date and is calculated as follows:

   KOSPI Index Return = KOSPI Index Ending Level - KOSPI Index Starting Level
                        -----------------------------------------------------
                                      KOSPI Index Starting Level

where the KOSPI Index Starting Level is 1111.39 and the KOSPI Index Ending Level will be the closing level of the KOSPI Index on the final valuation date.

The "Nikkei Index Return" is calculated based on the level of the Nikkei Index on the trade date relative to the final valuation date and is calculated as follows:

  Nikkei Index Return = Nikkei Index Ending Level - Nikkei Index Starting Level
                        -------------------------------------------------------
                                      Nikkei Index Starting Level

where the Nikkei Index Starting Level is 11883.31 and the Nikkei Index Ending Level will be the closing level of the Nikkei Index on the final valuation date.

STEP 2: CALCULATE THE BASKET ENDING LEVEL.

The Basket Ending Level will be calculated as follows:

  100 x (1 + (33.34% of the China 25 Index Return + 33.33% of the KOSPI Index
                  Return + 33.33% of the Nikkei Index Return))

STEP 3: CALCULATE THE BASKET RETURN.

The Basket Return, which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

           Basket Return = Basket Ending Level - Basket Starting Level
                           -------------------------------------------
                                      Basket Starting Level

The Basket Starting Level is 100.

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STEP 4: CALCULATE THE PAYMENT AT MATURITY.

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 114% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (114% x Basket Return)).

>    If the Basket Return is between 0% and -20%, you will receive your $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (Basket Return + 20%))

IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

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HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:

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  Principal Amount:                     $10.00
  Basket Starting Level:                100
  Participation Rate:                   114% if the Index Return is positive
  Partial Principal Protection:         -20%
  Investment Term:                      5 years
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  EXAMPLE 1 -- THE BASKET RETURN IS 50%
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  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 150, the Basket Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 114% of the Basket Return, as set forth below:

   o Principal amount of each Note =                                 $10.00
   plus
   o Principal amount of each Note x 114% x Basket Return
     $10.00 x 114% x 50% =                                            $5.70
                                                                     ------
                                                             TOTAL:  $15.70
                                                                     ======

  INVESTOR RECEIVES $15.70 AT MATURITY FOR EACH NOTE (A 57% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                              $10.00
   plus
   o Principal amount x Basket Return
     $10.00 x 50% =                                                   $5.00
                                                                     ------
                                                             TOTAL:  $15.00
                                                                     ======

  ON A $10.00 INVESTMENT, 33.34% OF WHICH IS COMPOSED OF THE CHINA 25 INDEX, 33.33% OF WHICH IS COMPOSED OF THE KOSPI INDEX AND 33.33% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, AN INVESTOR WOULD RECEIVE $15.00 (A 50% TOTAL RETURN).
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  EXAMPLE 2 -- THE BASKET RETURN IS 120%
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  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 220, the Basket Return would therefore be 120%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 114% of the Basket Return, as set forth below:

   o Principal amount of each Note =                                 $10.00
   plus
   o Principal amount of each Note x 114% x Basket Return
     $10.00 x 114% x 120% =                                          $13.68
                                                                     ------
                                                             TOTAL:  $23.68
                                                                     ======

  INVESTOR RECEIVES $23.68 AT MATURITY FOR EACH NOTE (A 136.8% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                              $10.00
   plus
   o Principal amount x Basket Return

     $10.00 x 120% =                                                 $12.00
                                                                     ------
                                                             TOTAL:  $22.00
                                                                     ======

  ON A $10.00 INVESTMENT, 33.34% OF WHICH IS COMPOSED OF THE CHINA 25 INDEX, 33.33% OF WHICH IS COMPOSED OF THE KOSPI INDEX AND 33.33% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, AN INVESTOR WOULD RECEIVE $22.00 (A 120% TOTAL RETURN).
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  EXAMPLE 3 -- THE BASKET RETURN IS -20%
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  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 80, the Basket Return would therefore be -20%. Since the Notes provide partial principal protection for up to a 20% decline in the Basket, the investor would receive at maturity the full principal amount, as set forth below:

   Principal amount of each Note =                                   $10.00
                                                             TOTAL:  $10.00
                                                                     ======

  INVESTOR RECEIVES $10.00 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                              $10.00
   plus
   o Principal amount x Basket Return
     $10.00 x (-20%) =                                               -$2.00
                                                                     ------
                                                             TOTAL:   $8.00
                                                                     ======

  ON A $10.00 INVESTMENT, 33.34% OF WHICH IS COMPOSED OF THE CHINA 25 INDEX, 33.33% OF WHICH IS COMPOSED OF THE KOSPI INDEX AND 33.33% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, AN INVESTOR WOULD RECEIVE $8.00 (A 20% LOSS).
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  EXAMPLE 4 -- THE BASKET RETURN IS -50%
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  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 50, the Basket Return would therefore be -50%, which is less than -20%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every percentage point (or fraction thereof) the Basket Return is below -20%, as set forth below:

   o Principal amount of each Note =                                 $10.00
   plus
   o Principal amount of each Note x (Basket Return + 20%)
     $10.00 x (-50% + 20%)
     $10.00 x (-30%) =                                               -$3.00
                                                                     ------
                                                             TOTAL:   $7.00
                                                                     ======

  INVESTOR RECEIVES $7.00 AT MATURITY FOR EACH NOTE (A 30% LOSS).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                              $10.00
   plus
   o Principal amount x Basket Return
     $10.00 x (-50%) =                                               -$5.00
                                                                     ------
                                                             TOTAL:   $5.00
                                                                     ======

  ON A $10.00 INVESTMENT, 33.34% OF WHICH IS COMPOSED OF THE CHINA 25 INDEX, 33.33% OF WHICH IS COMPOSED OF THE KOSPI INDEX AND 33.33% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, AN INVESTOR WOULD RECEIVE $5.00 (A 50% LOSS).
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HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table and graph below represent the hypothetical performance of an investment in the Notes compared to an investment, 33.34% of which is composed of the China 25 Index, 33.33% of which is composed of the KOSPI Index and 33.33% of which is composed of the Nikkei Index.

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  ASSUMPTIONS:
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  Principal Amount:                     $10
  Basket Starting Level                 100
  Participation Rate:                   114% if the Index Return is positive
  Partial Principal Protection:         -20%
  Basket Performance:                   100% to -100%
  Term:                                 5 years
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         PERFORMANCE OF THE BASKET                          PERFORMANCE OF THE NOTES
--------------------------------------------     ---------------------------------------------
      BASKET                      BASKET            NOTES PAYMENT                    NOTES
   ENDING LEVEL                   RETURN*            AT MATURITY                    RETURN*
--------------------------------------------     ---------------------------------------------
       200                        100.0%                 $21                        114.0%
       190                         90.0%                 $20                        102.6%
       180                         80.0%                 $19                         91.2%
       160                         60.0%                 $17                         68.4%
       140                         40.0%                 $15                         45.6%
       120                         20.0%                 $12                         22.8%
       110                         10.0%                 $11                         11.4%
--------------------------------------------     ---------------------------------------------
       100                          0.0%                 $10                          0.0%
--------------------------------------------     ---------------------------------------------
        90                        -10.0%                 $10                          0.0%
--------------------------------------------     ---------------------------------------------
        80                        -20.0%                 $10                          0.0%
--------------------------------------------     ---------------------------------------------
        70                        -30.0%                  $9                        -10.0%
        60                        -40.0%                  $8                        -20.0%
        50                        -50.0%                  $7                        -30.0%
        20                        -80.0%                  $4                        -60.0%
         0                       -100.0%                  $2                        -80.0%
--------------------------------------------     ---------------------------------------------

* Percentages have been rounded for ease of analysis

                                [GRAPHIC OMITTED]

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Risk Factors

The return on the Notes is linked to the performance of the FTSE/Xinhua China 25 Index(TM) (the "China 25 Index"), the KOSPI(TM) Korea Composite Index (the "KOSPI Index") and the Nikkei(R) 225 Index (the "Nikkei Index," and together with the China 25 Index and the KOSPI Index, the "Basket Indices"). Investing in the Notes is not equivalent to a direct investment in the Basket Indices. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL.

The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Indices, subject to partial principal protection for declines of up to 20% in the Basket. The Notes are exposed to a decline in the Basket greater than 20%. You will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, YOU CAN LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET DECLINES BY MORE THAN 20% OVER THE TERM OF THE NOTES.

THE BASKET IS COMPOSED OF THE THREE BASKET INDICES; ANY POSITIVE RETURN IN ANY BASKET INDEX MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET INDEX.

The Notes are linked to the performance of a Basket, 33.34% of which is composed of the China 25 Index, 33.33% of which is composed of the KOSPI Index and 33.33% of which is composed of the Nikkei Index. The performance of the Basket will be based on the appreciation or depreciation of the level of each Basket Index on the trade date relative to the final valuation date, weighted according to their composition in the Basket. A positive return in any Basket Index may be offset by a negative return in another Basket Index resulting in a negative Basket Return. For example, a 20% China 25 Index Return would be completely offset by a combination of a -50% Nikkei Index Return and a -50% KOSPI Index Return, resulting in a Basket Return of -26.7% and a corresponding total return on the Notes of -6.7%.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Basket Constituent Stocks. This is the case because the level of the Basket Indices are calculated in part by reference to the prices of the Basket Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Basket increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of each Basket Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE BASKET WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of FTSE Xinhua Index Limited (the "China 25 Index Sponsor") with respect to the China 25 Index, the Korea Stock Exchange (the "KOSPI Index Sponsor") with respect to the KOSPI Index and Nihon Keizai Shimbun, Inc. (the "Nikkei Index Sponsor") with respect to the Nikkei Index (the China 25 Index Sponsor, the KOSPI Index Sponsor and the Nikkei Index Sponsor are collectively referred to as the

RISK FACTORS
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"Index Sponsors") concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Basket Constituent Stocks and the manner in which changes affecting the Basket Constituent Stocks or the issuers of the Basket Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Basket Index, could affect its respective Basket Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if any Index Sponsor changes these policies, for example, by changing the manner in which it calculates its respective Basket Index, or if any Index Sponsor discontinues or suspends calculation or publication of its respective Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Basket Ending Level is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Basket Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not have protection for a decline in the Basket of up to 20%.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Basket Indices on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of each Basket Index (i.e., the frequency and magnitude of changes in the level of each Basket Index);

>    the composition of each Basket Index and changes to its constituent stocks;

>    the market prices of the Basket Constituent Stocks;

> the dividend rate paid on Basket Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Basket Constituent Stocks may influence the market price of Basket Constituent Stocks and the level of each Basket Index, and therefore affect the market value of the Notes);

> the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated;

> interest rates in the U.S. market and in each market related to the Basket Constituent Stocks;

>    the time remaining to the maturity of the Notes;

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> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, judicial or other events that affect the level of the Basket or the market price of the Basket Constituent Stocks or that affect stock markets generally; and

>    the creditworthiness of UBS.

HISTORICAL PERFORMANCE OF THE BASKET INDICES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET INDICES DURING THE TERM OF THE NOTES.

The trading prices of the Basket Constituent Stocks will determine the level of each Basket Index. The historical performance of each Basket Index should not be taken as an indication of the future performance of each Basket Index. As a result, it is impossible to predict whether the level of any Basket Index will rise or fall. Trading prices of the Basket Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Constituent Stocks discussed above.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN BASKET CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON BASKET CONSTITUENT STOCKS OR ONE OR MORE OF THE BASKET INDICES, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-35, UBS or its affiliates may hedge their obligations under the Notes by purchasing Basket Constituent Stocks, futures or options on Basket Constituent Stocks or one or more of the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Basket Constituent Stocks or one or more of the Basket Indices, and they may adjust these hedges by, among other things, purchasing or selling Basket Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Basket Constituent Stocks and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in Basket Constituent Stocks and other investments relating to Basket Constituent Stocks or one or more of the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Basket Constituent Stocks and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Basket Constituent Stocks or one or more of the Basket Indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the Basket Indices and the Basket Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts

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under their management. These trading activities, if they influence the level of one or more of the Basket Indices, could be adverse to such holders' interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Basket Constituent Stocks and one or more of the Basket Indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Constituent Stocks and the levels of the Basket Indices and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Basket Constituent Stocks may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSORS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in "The Indices" beginning on page S-15) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-31 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation" on page S-33. The Index Sponsors are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and the Index Sponsors.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-34. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Constituent Stocks or

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one or more of the Basket Indices has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE BASKET ENDING LEVEL FOR A PARTICULAR BASKET INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Basket Ending Level for the Basket may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Basket Ending Level for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-31.

THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES THAT MIGHT AFFECT THE NIKKEI INDEX, THE CHINA 25 INDEX, OR THE KOSPI INDEX.

Although all of the Basket Constituent Stocks are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which Basket Constituent Stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be based solely upon the Basket Return. See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-29.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

The Basket Constituent Stocks have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of

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non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. For example, if China were to allow its currency to float, it could have a negative impact on the value of the stock of Chinese companies and thereby decrease the level of the China 25 Index. Moreover, the economies of certain Asian countries may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency. The economies of many Asian countries have been characterized by uneven, negative or low rates of growth in the past. Many Asian stocks have performed poorly over an extended period.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-3, "Supplemental Tax Considerations" beginning on page S-37, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

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The Indices

THE FTSE/XINHUA CHINA 25 INDEX(TM)

All information in this prospectus supplement regarding the FTSE/Xinhua China 25 Index(TM) (the "China 25 Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE Xinhua Index Limited or any of its affiliates (the "China 25 Index Sponsor"). The China 25 Index Sponsor owns the copyright and all other rights to the China 25 Index. The China 25 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the China 25 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the China 25 Index is not an indication of future performance. Future performance of the China 25 Index may differ significantly from historical performance, either positively or negatively.

The China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. The China 25 Index is a real-time index consisting of 25 of the largest and most liquid Chinese stocks (each, a "China 25 Index Constituent Stock") listed and trading on the Hong Kong Stock Exchange (HKSE). The shares comprised by the China 25 Index are classified as "H Shares" or "Red Chip Shares." H Shares are securities of companies incorporated in the People's Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. H Shares are quoted and traded in Hong Kong dollars (HKD). Like other securities trading on the HKSE, there are no restrictions on who can trade H Shares. Red Chip Shares are securities of Hong Kong incorporated companies that trade on the HKSE. These securities are quoted and traded in HKD. Red Chip Shares are shares of companies that are substantially owned directly or indirectly by the Chinese Government and have a majority of their business interests in mainland China. As of August 4, 2005, 50.90% of the investable market capitalization of the China 25 Index Constituent Stocks was attributable to Red Chip Shares, and 49.10% was attributable to H Shares. The China 25 Index is published every 15 seconds between 10:00 a.m. and 4:15 p.m., Hong Kong time, using last trade prices. End of day data is as of 4:30 p.m. The China 25 Index is not calculated on Hong Kong public holidays.

The China 25 Index is calculated using the free float index calculation methodology of FTSE Group. The index is calculated using the following formula:

                               (sigma) p e s f c
                                        n n n n n
                               ------------------
                                        d

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security's home currency into the index's base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the China 25 Index Sponsor, c is the capping factor published by the China 25 Index Sponsor at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index. The China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.

Under this methodology, the China 25 Index Sponsor excludes from free floating shares trade investments in a China 25 Index constituent company by another China 25 Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a China 25 Index Constituent Stock is applied in bands, as follows:

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Free float less than or equal to 15%                                 Ineligible for inclusion in the China 25
                                                                     Index, unless free float is also greater
                                                                     than 5% and the full capitalization is
                                                                     greater than US$2.5 billion (or local
                                                                     currency equivalent), in which case
                                                                     actual free float is used.

Free float greater than 15% but less than or equal to 20%                               20%

Free float greater than 20% but less than or equal to 30%                               30%

Free float greater than 30% but less than or equal to 40%                               40%

Free float greater than 40% but less than or equal to 50%                               50%

Free float greater than 50% but less than or equal to 75%                               75%

Free float greater than 75%                                                            100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a China 25 Index Constituent Stock's free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage points threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock's free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

PRICE. The China 25 Index Sponsor must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. The China 25 Index Sponsor may exclude a security from the China 25 Index if it considers that an "accurate and reliable" price is not available. The China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

LIQUIDITY. Securities in the China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by the China 25 Index Sponsor will not be eligible for inclusion in the China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

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NEW ISSUES. New issues must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The China 25 Index, like other indices of the China 25 Index Sponsor, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the China 25 Index.

According to publicly available information as of August 4, 2005, the China 25 Index Constituent Stocks consisted of stocks of the companies below. The weight of each of the China 25 Index Constituent Stocks within the China 25 Index is also provided. All data is as of August 4, 2005.

NAME                                                                    % WEIGHT
-----------                                                             --------
Aluminum Corp of China (H) ............................................   2.37%
BOC Hong Kong (Holdings) (Red Chip) ...................................   7.85%
Beijing Datang Power Gen (H) ..........................................   2.13%
CITIC Pacific (Red Chip) ..............................................   3.75%
CNOOC (Red Chip) ......................................................   7.37%
China Life Insurance (H) ..............................................   4.10%
China Merchant Holdings (Red Chip) ....................................   4.10%
China Mobile (Red Chip) ...............................................   9.96%
China Netcom (Red Chip) ...............................................   3.76%
China Petroleum & Chemical (H) ........................................   6.16%
China Resources Enterprise (Red Chip) .................................   3.12%
China Shipping Development (H) ........................................   1.87%
China Telecom (H) .....................................................   3.91%
China Unicom (Red Chip) ...............................................   3.85%
Cosco Pacific (Red Chip) ..............................................   3.91%
Denway Motors (Red Chip) ..............................................   4.06%
Huaneng Power International (H) .......................................   3.85%
Jiangsu Expressway (H) ................................................   1.19%
Maanshan Iron & Steel (H) .............................................   1.11%
PICC Property & Casualty (H) ..........................................   1.49%
Petrochina (H) ........................................................   9.52%
Ping An Insurance (H) .................................................   3.80%
Sinopec Shanghai Petrochemical (H) ....................................   1.54%
Yanzhou Coal Mining (H) ...............................................   2.96%
Zhejiang Expressway (H) ...............................................   2.27%

THE STOCK EXCHANGE OF HONG KONG LTD.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System, which was introduced in November 1983. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

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Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 3:00 a.m. or 4:00 a.m., New York City time. Therefore, the closing level of the China 25 Index will generally be available in the United States by the opening of business on that business day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;
(5) where the issuer is no longer suitable for listing, or becomes a "cash" company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the China 25 Index may be limited by suspension of trading of individual stocks which comprise the China 25 Index which may, in turn, adversely affect the value of the Notes.

HISTORICAL CLOSING LEVELS OF THE CHINA 25 INDEX

All historical data presented in the following graph on the China 25 Index are not necessarily indicative of the future performance of the China 25 Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the China 25 Index during any period set forth below is not any indication that the China 25 Index is more or less likely to decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the China 25 Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the China 25 Index as of August 4, 2005 was 9315.86.

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The following graph sets forth the historical performance of the China 25 Index from April 30, 2001 through August 4, 2005.


            (THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE)

2001     3/30/2001       4877.51                2004     1/30/2004       8260.51
         4/30/2001       5470.38                         2/27/2004       8795.51
         5/31/2001       5962.93                         3/31/2004       8207.84
         6/29/2001       5916.72                         4/30/2004       7029.97
         7/31/2001       5273.92                         5/31/2004        7450.7
         8/31/2001        4507.2                         6/30/2004        7414.4
         9/28/2001       4205.25                         7/30/2004       7442.02
        10/31/2001       4487.68                         8/31/2004       7481.39
        11/30/2001       4634.62                         9/30/2004       7916.39
        12/31/2001       4596.84                        10/29/2004       7727.28
                                                        11/30/2004       8409.06
2002     1/31/2002       4556.58                        12/31/2004       8294.66
         2/28/2002       4660.83
         3/29/2002       4822.18                2005     1/31/2005       8155.44
         4/30/2002       4922.55                         2/28/2005       8767.79
         5/31/2002       5027.92                         3/31/2005       8254.83
         6/28/2002       4934.55                         4/29/2005       8226.15
         7/31/2002        4723.4                         5/31/2005       8105.44
         8/30/2002       4602.79                         6/30/2005       8496.46
         9/30/2002       4329.55                         7/29/2005       9117.31
        10/31/2002       4284.63                         8/4/2005        9315.86
        11/29/2002       4408.58
        12/31/2002       4317.23

2003     1/31/2003       4601.71
         2/28/2003       4554.19
         3/31/2003       4437.62
         4/30/2003       4403.46
         5/30/2003       4860.58
         6/30/2003       5169.87
         7/31/2003       5672.64
         8/29/2003       6124.15
         9/30/2003       6089.77
        10/31/2003        7177.3
        11/28/2003       7282.98
        12/31/2003       8324.97


LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the China 25 Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the China 25 Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the China 25 Index Sponsor; the only relationship between the China 25 Index Sponsor and us is the licensing of the use of the China 25 Index and trademarks relating to the China 25 Index.

The Notes are not in any way sponsored, endorsed, sold or promoted by the China 25 Index Sponsor, FTSE International Limited ("FTSE") or Xinhua Financial Network Limited ("Xinhua") or by the London Stock Exchange PLC (the "Exchange") or by The Financial Times Limited ("FT") and neither the China 25 Index Sponsor, FTSE, Xinhua nor Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the China 25 Index and/or the figure at which the China 25 Index stands at any particular time on any particular day or otherwise. The China 25 Index is compiled and calculated by or on behalf of the China 25 Index Sponsor. However, neither the China 25 Index Sponsor or FTSE or Xinhua or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the China 25 Index and neither the China 25 Index Sponsor, FTSE, Xinhua or Exchange or FT shall be under any obligation to advise any person of any error therein.

"FTSE(TM)" is a trade mark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. "[CHINESE CHARACTERS OMITTED]" is a trade mark of FTSE International Limited. "Xinhua" and "[CHINESE CHARACTERS OMITTED]" are service marks and trade marks of Xinhua Financial Network Limited. All marks are licensed for use by FTSE/Xinhua Index Limited.

THE KOSPI KOREA COMPOSITE INDEX

All information in this prospectus supplement regarding the KOSPI(TM) Korea Composite Index (the "KOSPI Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and

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is subject to change by, the Korea Stock Exchange (the "KOSPI Index Sponsor"). The KOSPI Index Sponsor owns the copyright and all other rights to the KOSPI Index. The KOSPI Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the KOSPI Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the KOSPI Index is not an indication of future performance. Future performance of the KOSPI Index may differ significantly from historical performance, either positively or negatively.

The KOSPI Index is designed as a comprehensive top-down and market capitalization-weighted index, composed of all shares listed on the Korea Stock Exchange (KSE). The market capitalization of an individual stock (a "KOSPI Index Constituent Stock") is derived by multiplying common stock price in Korean won (the currency in which stocks trading on the KSE are denominated) by the number of outstanding shares. The KOSPI Index is designed to provide a comprehensive measure of Korean stock price movement, because all segments of the market and all capitalization ranges are included in the KOSPI Index. The KOSPI Index is calculated using the Paasche's concept of a total capitalization weighted index. Since the KOSPI Index is a market capitalization-weighted index, a large and widely held company has a greater impact on the KOSPI Index value than a small company under equal stock price change.

The KOSPI Index is calculated by dividing Current Aggregate Market Value by Base Aggregate Market Value, and multiplying the result by 100. The Current Aggregate Market Value is the sum of the current market capitalization for all KOSPI Index Constituent Stocks. The Base Aggregate Market Value is based on the market capitalization for each stock in the KOSPI Index as of January 4, 1980 (the base date of the index). The index is adjusted to eliminate the influence of any corporate actions and thereby seeks to reflect only movements resulting from market activities. Thus, the Base Aggregate Market Value is adjusted whenever the current market value is subject to variations due to changes such as capital changes of companies, new listings, and delistings. The KOSPI Index is updated and published every 10 seconds during trading hours of the KSE. The KOSPI Index reflects the value of common stock of the constituent companies only; preferred shares and mutual fund shares are excluded. Newly issued stocks are included after the first day of listing.

As of August 4, 2005, the fifty largest stocks listed on the KSE by market capitalization, and their weight in the KOSPI Index, were as follows.

RANK     NAME                                                           % WEIGHT
----     ----                                                           --------
1        Samsung Electronics Co Ltd ...................................  16.59%
2        Korea Electric Power Corp ....................................   4.85%
3        POSCO ........................................................   3.79%
4        LG.Philips LCD Co Ltd ........................................   3.62%
5        Kookmin Bank .................................................   3.53%
6        SK Telecom Co Ltd ............................................   3.14%
7        Hyundai Motor Co .............................................   3.07%
8        KT Corp ......................................................   2.30%
9        Hynix Semiconductor Inc ......................................   2.05%
10       Woori Finance Holdings Co Ltd ................................   2.02%
11       Shinhan Financial Group Co Ltd ...............................   1.99%
12       LG Electronics Inc ...........................................   1.81%
13       S-Oil Corp ...................................................   1.77%
14       SK Corp ......................................................   1.34%
15       Hyundai Mobis ................................................   1.34%
16       Shinsegae Co Ltd .............................................   1.33%
17       KT&G Corp ....................................................   1.32%
18       Korea Exchange Bank ..........................................   1.31%
19       Hana Bank ....................................................   1.19%
20       Kia Motors Corp ..............................................   1.06%

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RANK     NAME                                                           % WEIGHT
----     ----                                                           --------
21       KT Freetel Co Ltd ............................................   0.92%
22       Samsung SDI Co Ltd ...........................................   0.92%
23       Industrial Bank Of Korea .....................................   0.90%
24       LG Corp ......................................................   0.89%
25       Hyundai Heavy Industries .....................................   0.87%
26       LG Card Co Ltd ...............................................   0.85%
27       Samsung Fire & Marine Insurance Co Ltd .......................   0.84%
28       Daewoo Shipbuilding & Marine Engineering .....................   0.76%
29       SK Networks Co Ltd ...........................................   0.75%
30       Kangwon Land Inc .............................................   0.75%
31       Hyundai Engineering & Construction ...........................   0.70%
32       Daewoo Engineering & Construction Co Ltd .....................   0.61%
33       Samsung Heavy Industries Co Ltd ..............................   0.59%
34       Amorepacific Corp ............................................   0.51%
35       LG Chem Ltd ..................................................   0.50%
36       Samsung Corp .................................................   0.49%
37       Korea Gas Corp ...............................................   0.48%
38       Hyundai Development Co .......................................   0.45%
39       GS Holdings Corp .............................................   0.43%
40       Daelim Industrial Co .........................................   0.43%
41       GS Engineering & Construction Corp ...........................   0.42%
42       Samsung Securities Co Ltd ....................................   0.41%
43       Hanjin Shipping Co Ltd .......................................   0.40%
44       Hite Brewery Co Ltd ..........................................   0.40%
45       KCC Corp .....................................................   0.39%
46       Samsung Electro-Mechanics Co Ltd .............................   0.39%
47       Daewoo Securities Co Ltd .....................................   0.39%
48       Doosan Heavy Industries and Construction .....................   0.39%
49       Hankook Tire Co Ltd ..........................................   0.38%
50       S1 Corp/Korea ................................................   0.36%

THE KOREA STOCK EXCHANGE

The KSE's predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms. According to the KSE's 2004 Annual Report, as of June 2004, the KSE had 29 regular member firms and 20 special members.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at previous day's respective closing prices. After-hours sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

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On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by "fake" orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5 percent or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day. As of June 2004, that limit was set at 15 percent, which meant that the price of each stock could neither fall nor rise by more than 15 percent from the previous day's closing price. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI Index falls by 10 percent or more from the previous day's closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

As a result of the foregoing, variations in the KOSPI Index may be limited by suspension of trading of the KOSPI Index Constituent Stocks, individually or in the aggregate, which may in turn adversely affect the value of the Notes.

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HISTORICAL CLOSING LEVELS OF THE KOSPI INDEX

All historical data presented in the following graph on the KOSPI Index are not necessarily indicative of the future performance of the KOSPI Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the KOSPI Index during any period set forth below is not any indication that the KOSPI Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the KOSPI Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the KOSPI Index as of August 4, 2005 was 1111.39.

The following graph sets forth the historical performance of the KOSPI Index from January 31, 1987 through August 4, 2005.


            (THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE)

1987        310.22             1993        670.56             1999        571.43
            334.98                         642.96                         520.06
            405.13                         666.75                         618.98
            358.63                         721.57                         752.59
            387.99                         752.31                         736.02
            411.76                         748.87                            883
            485.48                         729.94                         969.72
            474.01                         664.88                         937.88
            485.35                         718.87                         836.18
            509.05                         750.72                         833.51
            475.59                         811.06                         996.66
            525.11                         866.18                        1028.07
1988        633.58             1994        945.71             2000        943.88
            612.35                         918.88                         828.38
            656.47                         867.22                         860.94
            647.18                         900.14                         725.39
            717.35                         939.49                         731.88
            702.83                         933.36                         821.22
            721.08                         933.66                         705.97
            664.43                         944.23                         688.62
            677.54                        1050.51                         613.22
            729.79                        1105.62                         514.48
            831.12                        1074.41                         509.23
             907.2                        1027.37                         504.62
1989        884.29             1995        925.56             2001        617.91
             917.9                         885.69                          578.1
           1003.31                         931.78                         523.22
            940.54                            897                         577.36
            932.76                          882.5                         612.16
            854.61                         894.41                         595.13
            895.66                         933.57                         541.55
            975.28                         914.06                         545.11
            942.41                         982.65                         479.68
            894.02                         990.26                         537.81
            906.33                         930.92                         643.89
            909.72                         882.94                          693.7
1990        896.16             1996        878.82             2002        748.07
            861.59                         852.83                         819.99
            840.89                         874.16                         895.58
            688.66                          980.9                         842.34
            797.95                         903.09                          796.4
            706.79                         817.43                         742.72
            678.38                         821.71                         717.99
            606.87                         781.49                          736.4
            602.88                         789.67                         646.42
            690.16                         757.59                         658.92
            697.03                         726.48                          724.8
            696.11                         651.22                         627.55
1991         635.4             1997        685.84             2003        591.86
            675.57                         676.53                         575.43
            659.85                         677.34                          535.7
            645.61                         703.23                         599.35
            611.35                         756.77                         633.42
            605.27                          745.4                         669.93
            717.03                         726.12                         713.52
            683.11                         695.37                         759.47
            705.08                         647.11                         697.52
            695.94                         470.79                         782.36
            652.11                         407.86                         796.18
            610.92                         376.31                         810.71
1992        680.51             1998        567.38             2004         848.5
             612.5                         558.98                         883.42
            606.32                         481.04                          880.5
            615.97                         421.22                         862.84
             574.2                         332.03                         803.84
            552.03                         297.88                         785.79
            509.95                         343.33                         735.34
             562.8                         310.16                         803.57
            513.82                         310.32                         835.09
            615.58                         403.44                         834.84
            663.36                         451.88                         878.06
            678.44                         562.46                         895.92
                                                                           932.7
                                                                         1011.36
                                                                          965.68
                                                                           911.3
                                                                          970.21
                                                                         1002.43
                                                              8/4/2005   1111.29


LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the KOSPI Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the KOSPI Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the KOSPI Index Sponsor; the only relationship between the KOSPI Index Sponsor and us is the licensing of the use of the KOSPI Index and trademarks relating to the KOSPI Index.

The Notes are not sponsored, endorsed, sold or promoted by Korea Stock Exchange
(KSE). KSE makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the KOSPI Index to track general stock market performance. KSE's only relationship to UBS is the licensing of certain trademarks and trade names of KSE and of the KOSPI Index, which is determined, composed and calculated by KSE without regard to UBS or the Notes. KSE has no obligation to take our needs or the needs of owners of the Notes into consideration in determining, composing or calculating the KOSPI Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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KSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI INDEX OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"KOSPI" is a trade mark / service mark of KSE and has been licensed for use by UBS.

THE NIKKEI(R) 225 INDEX

All information in this prospectus supplement regarding the Nikkei(R) 225
Index (the "Nikkei Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Nihon Keizai Shimbun, Inc. or any of its affiliates (the "Nikkei Index Sponsor"). The Nikkei Index Sponsor owns the copyright and all other rights to the Nikkei Index. The Nikkei Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Nikkei Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Nikkei Index is not an indication of future performance. Future performance of the Nikkei Index may differ significantly from historical performance, either positively or negatively.

The Nikkei Index is a stock index calculated, published and disseminated by the Nikkei Index Sponsor that measures the composite price performance of selected Japanese stocks. The Nikkei Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the "TSE"), and represents a broad cross-section of Japanese industry. All Nikkei Index Constituent Stocks trade on the TSE in Japanese yen. All 225 Nikkei Index Constituent Stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Nikkei Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

The Nikkei Index is a modified, price-weighted index. Each stock's weight in the Nikkei Index is based on its price per share rather than the total market capitalization of the issuer. The Nikkei Index Sponsor calculates the Nikkei Index by multiplying the per-share price of each Index Constituent Stock in the Nikkei Index (each such stock, a "Nikkei Index Constituent Stock") by the corresponding weighting factor for that Nikkei Index Constituent Stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 23.896 as of August 4, 2005 and is subject to periodic adjustments as described below. The weighting factor for each Nikkei Index Constituent Stock is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each Nikkei Index Constituent Stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Nikkei Index Constituent Stock that are included in one trading unit of the Nikkei Index. The stock prices used in the calculation of the Nikkei Index are those reported by a primary market for the Nikkei Index Constituent Stocks, which is currently the TSE. The level of the Nikkei Index is calculated once per minute during TSE trading hours.

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In order to maintain continuity in the level of the Nikkei Index in the event of certain changes affecting the Nikkei Index Constituent Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Nikkei Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Nikkei Index Constituent Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei Index immediately after the change, will equal the level of the Nikkei Index immediately prior to the change.

Nikkei Index Constituent Stocks may be deleted or added by the Nikkei Index Sponsor. However, to maintain continuity in the Nikkei Index, the policy of the Nikkei Index Sponsor is generally not to alter the composition of the Nikkei Index Constituent Stocks except when a Nikkei Index Constituent Stock is deleted in accordance with the following criteria.

Any Nikkei Index Constituent Stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Index Constituent Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the Nikkei Index Constituent Stock to the "Kanri Post" (Post for stocks under supervision); transfer of the stock to the "Seiri Post" (the Liquidation Post); or transfer of the Nikkei Index Constituent Stock to the Second Section of the TSE. In addition, Nikkei Index Constituent Stocks with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a Nikkei Index Constituent Stock from the Nikkei Index Constituent Stocks, the Nikkei Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted Index Constituent Stock. Until such replacement, the Nikkei Index will be calculated with the Nikkei Index Constituent Stocks less the deleted Index Constituent Stock.

A list of the issuers of the Nikkei Index Constituent Stocks is available from the NKS Economic Electronic Databank System and from the Nikkei Index Sponsor directly. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei Index.

THE TOKYO STOCK EXCHANGE

The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours for TSE-listed stocks are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to time zone differences, on any normal trading day, the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei Index on any particular business day will generally be available in the United States by the opening of business on that business day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special offer quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.

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As a result, changes in the Nikkei Index may be limited by price limitations, special quotes or by suspension of trading on Nikkei Index Constituent Stocks, and these limitations may, in turn, adversely affect the value of the Notes.

HISTORICAL CLOSING LEVELS OF THE NIKKEI INDEX

Since its inception, the Nikkei Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Nikkei Index during any period shown below is not an indication that the value of the Nikkei Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the Nikkei Index do not give any indication of the future performance of the Nikkei Index. UBS cannot make any assurance that the future performance of the Nikkei Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Nikkei Index as of August 4, 2005 was 11883.31.

The following graph sets forth the historical performance of the Nikkei Index from January 30, 1987 through August 4, 2005.


            (THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE)

1987       20048.3             1993       17023.8             1999       14499.2
           20421.7                        16953.3                        14367.5
           21566.7                        18591.4                        15836.6
           23274.8                        20919.2                        16701.5
           24772.4                        20552.3                        16111.7
           24176.4                          19590                        17529.7
           24488.1                        20380.1                        17861.9
           26029.2                        21026.6                        17436.6
           26010.9                        20105.7                        17605.5
             22765                                                       17942.1
           22686.8                          19703                        18558.2
             21564                        16406.5                        18934.3
1988       23622.3                        17417.2             2000       19539.7
           25242.8             1994       20229.1                        19959.5
           26260.3                        19997.2                        20337.3
           27434.1                        19111.9                        17973.7
           27416.7                        19725.2                        16332.5
           27769.4                        20973.6                        17411.1
           27911.6                        20643.9                        15727.5
           27365.9                        20449.4                        16861.3
           27923.7                        20628.5                        15747.3
           27982.5                        19563.8                        14539.6
           29578.9                        19989.6                        14648.5
           30159                          19075.6                        13785.7
1989       31581.3                        19723.1             2001       13843.5
           31985.6             1995       18649.8                        12883.5
           32838.7                        17053.4                        12999.7
           33713.4                          16140                        13934.3
           34266.8                        16806.8                        13262.1
           32948.7                        15436.8                          12969
           34953.9                        14517.4                        11860.8
           34431.2                        16677.5                        10713.5
           35636.8                        18117.2                        9774.68
           35549.4                        17913.1                        10366.3
           37268.8                        17654.6                        10697.4
           38915.9                        18744.4                        10542.6
1990       37188.9                        19868.2             2002        9997.8
             34592             1996       20812.7                        10587.8
           29980.4                        20125.4                        11024.9
           29584.8                        21406.8                        11492.5
           33130.8                        22041.3                        11763.7
           31940.2                        21956.2                        10621.8
           31035.7                        22530.8                        9877.94
           25978.4                        20692.8                         9619.3
           20983.5                        20166.9                        9383.29
           25194.1                        21556.4                        8640.48
           22454.6                        20466.9                        9215.56
           23848.7                        21020.4                        8578.95
1991       23293.1                        19361.3             2003       8339.94
           26409.2             1997         18330                        8363.04
             26292                          18557                        7972.71
           26111.2                        18003.4                        7831.42
           25789.6                        19151.1                        8424.51
             23291                        20068.8                        9083.11
           24120.8                          20605                        9563.21
           22335.9                        20331.4                        10343.5
           23916.4                        18229.4                          10219
           25222.3                        17887.7                        10559.6
           22687.3                        16458.9                        10100.6
           22983.8                        16636.3                        10676.6
1992       22023.1                        15258.7             2004       10783.6
           21338.8             1998       16628.5                        11041.9
           19345.9                        16831.7                        11715.4
           17390.7                        16527.2                        11761.8
           18347.8                        15641.3                        11236.4
           15951.7                        15670.8                        11858.9
           15910.3                        15830.3                        11325.8
           18061.1                          16379                        11081.8
           17399.1                        14107.9                        10823.6
           16767.4                        13406.4                        10771.4
           17683.7                        13564.5                        10899.2
           16924.9                        14883.7                        11488.8
                                          13842.2             2005       11387.6
                                                                         11740.6
                                                                           11669
                                                                         11008.9
                                                                         11276.6
                                                                           11584
                                                                         11899.6
                                                              8/4/2005   11883.3

SOURCE: BLOOMBERG L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Nikkei Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Nikkei Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is the licensing of the use of the Nikkei Index and trademarks relating to the Nikkei Index.

The Nikkei Index Sponsor is under no obligation to continue the calculation and dissemination of the Nikkei Index. The Notes are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the Nikkei Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally, or in the Notes in particular, or the ability of the Nikkei Index to track general stock market performance.

THE INDICES
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The Nikkei Index Sponsor determines, composes and calculates the Nikkei Index without regard to the Notes. The Nikkei Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the Nikkei Index. The Nikkei Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity. The Nikkei Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The Nikkei Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei Index or the manner in which the Nikkei Index is applied in determining any initial Nikkei Index Starting Level or Nikkei Index Ending Level or any amount payable upon maturity of the Notes.

THE NIKKEI INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI INDEX OR ANY DATA INCLUDED IN THE NIKKEI INDEX. THE NIKKEI INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

"Nikkei(R)" is a trademark of the Nikkei Index Sponsor and has been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor, and the Nikkei Index Sponsor makes no representation regarding the advisability of investing in the Notes.

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Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 114% of the Basket Return.

>    If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-29.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Indices, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of a basket (the "Basket"), which is comprised of three equity indices (each a "Basket Index") weighted as follows:

         BASKET INDEX                                                     WEIGHT
         -----------------------------------------------------------------------
         FTSE/Xinhua China 25 Index(TM) ("China 25 Index") ...............33.34%
         KOSPI(TM) Korea Composite Index ("KOSPI Index") .................33.33%
         Nikkei(R) 225 Index ("Nikkei Index") ............................33.33%

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

Your minimum investment is 10,000 Notes at a principal amount at $10.00 per Note. Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 114% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (114% x Basket Return))

>    If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (Basket Return + 20%))

SPECIFIC TERMS OF THE NOTES
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IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

The "Basket Return," which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

                           Basket Ending Level - Basket Starting Level
           Basket Return = -------------------------------------------
                                      Basket Starting Level

where the "Basket Starting Level" equals 100 and the "Basket Ending Level" will be calculated as follows:

  100 x (1 + (33.34% of the China 25 Index Return + 33.33% of the KOSPI Index
                  Return + 33.33% of the Nikkei Index Return))

The "China 25 Index Return" is calculated based on the level of the China 25 Index on the trade date relative to the final valuation date and is calculated as follows:

China 25 Index Return = China 25 Index Ending Level - China 25 Index Starting Level
                        -----------------------------------------------------------
                                       China 25 Index Starting Level

where the China 25 Index Starting Level is 9315.86 and the China 25 Index Ending Level will be the closing level of the China 25 Index on the final valuation date.

The "KOSPI Index Return" is calculated based on the level of the KOSPI Index on the trade date relative to the final valuation date and is calculated as follows:

   KOSPI Index Return = KOSPI Index Ending Level - KOSPI Index Starting Level
                        -----------------------------------------------------
                                         KOSPI Starting Level

where the KOSPI Index Starting Level is 1111.39 and the KOSPI Index Ending Level will be the closing level of the KOSPI Index on the final valuation date.

The "Nikkei Index Return" is calculated based on the level of the Nikkei Index on the trade date relative to the final valuation date and is calculated as follows:

  Nikkei Index Return = Nikkei Index Ending Level - Nikkei Index Starting Level
                        -------------------------------------------------------
                                        Nikkei Index Starting Level

where the Nikkei Index Starting Level is 11883.31 and the Nikkei Index Ending Level will be the closing level of the Nikkei Index on the final valuation date.

THE RETURN ON ANY BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT YOU MAY LOSE SOME OF YOUR INVESTMENT.

MATURITY DATE

The maturity date will be August 11, 2010, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

SPECIFIC TERMS OF THE NOTES
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FINAL VALUATION DATE

The final valuation date will be August 4, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event for one or more of the Basket Indices occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Basket Constituent Stocks in the relevant Basket Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Indices or a material number of Basket Constituent Stocks in the relevant Basket Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> one or more of the Basket Indices are not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Basket Indices or any Basket Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to a Basket Index or any Basket Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

SPECIFIC TERMS OF THE NOTES
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REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

SPECIFIC TERMS OF THE NOTES
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If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDICES; ALTERATION OF METHOD OF CALCULATION

If any Index Sponsor discontinues publication of its respective Basket Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves such substitute index as a successor index, then the calculation agent will determine the Basket Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more of the Basket Indices are discontinued and that there is no successor index on any date when the level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the securities included in the Basket Indices or the method of calculating a Basket Index have changed at any time in any respect that causes the Basket Index not to fairly represent the level of the Basket Index had such changes not been made or that otherwise affects the calculation of the Basket Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Basket Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Basket Ending Level, the amount payable at maturity or otherwise relating to the level of the Basket Indices may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

SPECIFIC TERMS OF THE NOTES
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MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Starting Level, the Basket Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more of the Basket Indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on Basket Constituent Stocks or one or more of the Basket Indices prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of the issuers of Basket Constituent
     Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of any Basket Index or the value of the Basket Constituent Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Constituent Stocks, listed or over-the-counter options or futures on Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any Basket Index or other components of Asian equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-9 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

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Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2005 (UNAUDITED)                                CHF          USD
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                                                                 (IN MILLIONS)

Debt
  Debt issued(1) ........................................   219,669      183,572
                                                            -------      -------
  Total Debt ............................................   219,669      183,572
Minority Interest(2) ....................................     5,616        4,693
Shareholders' Equity ....................................    38,130       31,864
                                                            -------      -------
Total capitalization ....................................   263,415      220,129
                                                            =======      =======


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(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.83567.

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Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Basket Indices and the terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENT. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat your Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If your Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such

SUPPLEMENTAL TAX CONSIDERATIONS
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excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold Notes as your private property, you should consult with your own tax advisor. It is possible that, for Swiss income tax purposes, your investment in Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

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ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 2% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

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PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ................    S-1
Risk Factors .................................    S-9
The Indices ..................................   S-15
Valuation of the Notes .......................   S-28
Specific Terms of the Notes ..................   S-29
Use of Proceeds and Hedging ..................   S-35
Capitalization of UBS ........................   S-36
Supplemental Tax Considerations ..............   S-37
ERISA Considerations .........................   S-39
Supplemental Plan of Distribution ............   S-40

PROSPECTUS

Introduction .................................      3
Cautionary Note Regarding Forward-
  Looking Information ........................      5
Incorporation of Information About
  UBS AG .....................................      7
Where You Can Find More Information ..........      7
Presentation of Financial Information ........      8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ......................      9
Capitalization of UBS ........................      9
UBS ..........................................     10
Use of Proceeds ..............................     12
Description of Debt Securities We May
  Offer ......................................     13
Description of Warrants We May Offer .........     35
Legal Ownership and Book-Entry
  Issuance ...................................     52
Considerations Relating to Indexed
  Securities .................................     57
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency .................     60
U.S. Tax Considerations ......................     63
Tax Considerations Under the Laws of
  Switzerland ................................     74
ERISA Considerations .........................     76
Plan of Distribution .........................     77
Validity of the Securities ...................     80
Experts ......................................     80





Partial
Principal
Protected
Notes


UBS AG $3,500,000 NOTES
LINKED TO AN INDEX BASKET
DUE AUGUST 11, 2010





PROSPECTUS SUPPLEMENT


AUGUST 4, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)













UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.